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                                                                  Exhibit 11 (a)

[LETTERHEAD] ROPES & GRAY

December 9, 2004

Loomis Sayles Limited Term Government and Agency Fund
399 Boylston Street
Boston, Massachusetts 02116

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as counsel to Loomis Sayles Limited Term Government and Agency Fund (the "Acquiring Fund"), a series of Loomis Sayles Funds II (the "Loomis Sayles Trust"), in connection with the Registration Statement of the Loomis Sayles Trust on Form N-14 (the "Registration Statement") being filed by the Loomis Sayles Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed acquisition by the Acquiring Fund of the assets and liabilities of Loomis Sayles Government Securities Fund (the "Acquired Fund"), a series of CDC Nvest Funds Trust I (the "Acquired Fund Trust"), and the issuance of shares of beneficial interest of specified classes of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Loomis Sayles Trust, on behalf of the Acquiring Fund, and the Acquired Fund Trust, on behalf of the Acquired Fund (the "Agreement and Plan of Reorganization"), in substantially the form included in the Registration Statement.

     We have examined the Loomis Sayles Trust's Agreement and Declaration of Trust, as amended by Amendment No. 1 to said Agreement and Declaration of Trust (as so amended, the "Agreement and Declaration of Trust"), on file in the office of the Secretary of the Commonwealth of Massachusetts, and the Loomis Sayles Trust's By-Laws, as amended to the date hereof. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (i) the shareholders of the Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (ii) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

     Based upon the foregoing, we are of the opinion that:

     1. The Loomis Sayles Trust is a duly organized and validly existing unincorporated association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

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ROPES & GRAY LLP

Loomis Sayles Limited Term                  -2-                 December 9, 2004
Government and Agency Fund

     2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as set forth in the following paragraph, nonassessable by the Loomis Sayles Trust.

     The Loomis Sayles Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Loomis Sayles Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Loomis Sayles Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Loomis Sayles Trust's trustees or officers. The Agreement and Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of the series of which he or she is or was a shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                          Very truly yours,

                                                          /s/ Ropes & Gray LLP

                                                          Ropes & Gray LLP